Exhibit 5

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Shares, no par value of Nouveau Monde Graphite Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: May 18, 2026

Eni S.p.A.

/s/ Giulia Saba
Name: Giulia Saba
Title: Head of Company Secretariat

Eni International B.V.

/s/ Paolo Conte
Name: Paolo Conte
Title: Head of Corporate Affairs